Exhibit 10.2

March 30, 2007
Mr. Gary V. Klinefelter
8555 South College Lane
Tempe, AZ 85284
Dear Gary:
     The purpose of this letter is set forth a new agreement between you and Zila, Inc. (the “Company”) with respect to your employment. Accordingly, your November 16, 2004 letter agreement is hereby revoked in its entirety and shall be of no further force or effect, and this letter agreement (the “Agreement”) shall be substituted in its place and stead. The effective date of this Agreement shall be January 1, 2007.
     1. Title. You will continue to serve as an Executive Vice President of the Company and as the Company’s General Counsel.
     2. Reporting Structure. You will report directly to me in my capacity as CEO of the Company.
     3. Responsibilities. Your responsibilities will be those consistent with the above-described position and/or as they may be assigned to you by the Company.
     4. Base Salary. Your base salary will be paid at the rate of two hundred forty thousand dollars ($240,000.00) per year, less applicable withholdings as may be required by law, in accordance with the Company’s regular payroll practices (currently bi-weekly).
     5. Auto allowance. You will receive an auto allowance of $800 per month, subject to Internal Revenue Service regulations and paid in accordance with the Company’s regular payroll practices.
     6. Eligibility for Performance Bonuses. You will continue to be eligible to participate in whatever incentive bonus plan(s) the Company maintains, or successor plans as may be applicable. Currently, the Company’s incentive bonus plan provides you with an opportunity to receive a cash performance bonus of up to fifty percent (50%) of your current base salary, less applicable withholdings as may be required by law.
     7. Stock Options. Subject to approval of Zila, Inc.’s Board of Directors or its Compensation Committee, you will continue to be eligible to receive stock option grants to purchase the Company’s common stock under the Zila, Inc. 1997 Stock Option Award Plan, as amended and restated September 30, 2004 (the “Stock Option Plan”), or such amended or restated stock option plan as may then be in effect, based on individual performance and/or as may be

Mr. Gary V. Klinefelter
March 30, 2007

commensurate with grants to other executive-level management. All stock option grants shall be governed in all respects by the Stock Option Plan or such amended or restated stock option plan as may then be in effect.
     8.  Insurance. You will receive insurance benefits as provided to other executive-level management. Currently, these consist of medical, dental and vision coverage for you and your dependents, life insurance and short-term disability coverage for you, and directors and officers’ liability insurance.
     9. Paid Time Off. You will receive paid time off (“PTO”) in accordance with the Company’s regular PTO policy. You will also receive paid holidays in accordance with the Company’s regular holiday policies.
     10. Other Benefits. You will receive other benefits as may be commensurate with those provided to other executive-level management. Currently, these include participation in a 401(k) plan, an employee stock purchase plan, a flexible spending program/Section 125, and employee recognition programs.
     11. Compensation and Terms of Employment Subject to Change. All terms and conditions of employment, including all compensation terms, are subject to change at the Company’s discretion.
     12. At-Will Employment. Your employment with the Company is at will, meaning that it lawfully can be terminated at any time by either you or the Company, with or without cause or notice. Nothing contained in this Agreement changes the at-will nature of your employment.
     13. Severance Benefits. If the Company terminates your employment, you shall be eligible to receive severance benefits in accordance with the following:
          13.1 Change in Control. If your employment is terminated because of a change in control of the Company (“Change in Control”), you shall be entitled to receive severance pay in (i) an amount equivalent to twenty-four (24) months of your annual base salary in effect on the date your employment is terminated; and (ii) an amount equivalent to the maximum cash bonus(es) (expressed as a percentage of your annual base salary in effect on the date your employment is terminated) for which you would have been eligible, during the twenty-four (24) months following termination of your employment had your employment not terminated and had you stayed in the position you occupied as of termination of your employment, under any employee incentive bonus plan(s) in effect on the date your employment is terminated. For purposes of this Agreement, “Change in Control” shall be defined and governed by the definition of “change in control” contained in the Stock Option Plan, or such amended or restated stock option plan as may then be in effect or, in the absence of such plan, in

Mr. Gary V. Klinefelter
March 30, 2007

the last such plan that was in effect. If the Company terminates your employment within eighteen (18) months of a Change in Control, a presumption shall arise that the termination was because of a Change in Control. This presumption, however, shall be rebutted if a preponderance of the evidence shows that the reason for your termination was something other than a Change in Control.
          13.2 Termination Without Cause. If the Company terminates your employment without cause (“Without Cause”) and for a reason other than a Change in Control, you shall be entitled to receive severance pay in an amount equivalent to twenty-four (24) months of your annual base salary in effect on the date your employment is terminated. For purposes of this Agreement, “Cause” shall mean (i) your failure to correct a specific conduct or job-performance issue or issues about which you have been informed in writing and given an opportunity to correct; or (ii) conduct or job performance that the Company believes is sufficiently willful and/or egregious that providing you with written notice and an opportunity to correct is an inadvisable business practice; or (iii) your inability to perform your job (e.g., due to incapacity or death). If your employment terminates for any other reason (with the exception of a termination because of a Change in Control), such termination shall be deemed Without Cause and this subpart 13.2 shall apply.
          13.3 Stock Options and Restricted Stock. If your employment is terminated because of a Change in Control or Without Cause, and upon expiration of any revocation period contained in the release required by subpart 13.4 below, (i) any stock options granted prior to termination of your employment shall be deemed immediately vested and exercisable according to their terms; and (ii) all restrictions applicable to any restricted stock awarded prior to termination shall be deemed immediately lifted. (Together, the severance pay set forth above and these stock benefits are the “Severance Benefits”).
          13.4 Release Required. Severance Benefits will be provided and/or take effect only if you provide the Company and its affiliated entities and persons with a written release, in a form acceptable to the Company, from legal liability. In no event will any Severance Benefits be provided or take effect until such release is executed and its revocation period (if any) under applicable law has expired unexercised. If you fail to execute the release within thirty (30) days of your receipt of same, your right to execute the release, and your corresponding right to Severance Benefits, will be extinguished.
          13.5 No Other Right to Severance Benefits. Severance Benefits will not be provided and/or take effect if you voluntarily resign from your employment, or your employment terminates for a reason other than a Change in Control or Without Cause, or you do not qualify for Severance Benefits pursuant to this Agreement for any other reason.
          13.6 Timing of Severance Pay. All sums payable to you pursuant to subparts 13.1 or 13.2 above shall be paid in a lump sum within six (6) months plus one (1) business days

Mr. Gary V. Klinefelter
March 30, 2007

after termination of your employment (the “Payment Date”). However, if you are a “Specified Employee” of the Company for purposes of Internal Revenue Code Section 409A (“Code Section 409A”) at the time of any event that triggers a payment obligation on the part of the Company pursuant to subparts 13.1 or 13.2, then the required payment shall be made to you by the Company on the first day such payment may be made without incurring excise taxes under Code Section 409A (without regard to whether that shortens, lengthens or does not affect the time period set forth in the first sentence of this subpart 13.6) (the “409 A Payment Date”). Should this result in a delay of payments to you beyond the Payment Date, then the Company shall also pay you interest accrued from the Payment Date to the 409A Payment Date at the rate of interest announced by Bank of America, Arizona from time to time as its prime rate. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended, or any successor provision and the treasury regulations and rulings issued thereunder.
          13.7 Termination of Your Right to Severance Benefits. Your right to receive Severance Benefits shall immediately terminate if (i) you breach any contractual obligation you owe the Company or violate any other promise or commitment you have made to the Company or duty you owe the Company; or (ii) you solicit, induce, or attempt to influence any employee of the Company or its affiliated companies to terminate his or her employment.
     14. Cooperation in Dispute Resolution. During your employment and thereafter (including following termination of your employment for any reason), you will make yourself reasonably available to consult with the Company or any of its affiliated companies with regard to any potential or actual dispute the Company or any of its affiliated companies may have with any third party concerning matters about which you have personal knowledge, and to testify about any such matter should such testimony be required, so long as doing so does not unreasonably interfere with your then-current professional activities.
     15. Applicable Law. You hereby consent to application of Arizona law to this Agreement without regard to choice-of-law or conflict-of-law rules. However, in recognition of the fact that the Severance Benefits set forth above are not items of ordinary compensation, and as an inducement for the Company to agree to those provisions, we have specifically agreed that Arizona Revised Statute § 23-355 (which provides for the possibility of treble damages for unpaid wages) shall not apply to Paragraph 13 of this Agreement (or its subparts), or to any payment(s) arguably due under Paragraph 13 of this Agreement (or its subparts), or to any dispute arising under Paragraph 13 of this Agreement (or its subparts). This does not affect your right to Severance Benefits, but means that if we have a dispute about whether Severance Benefits are owed, you cannot seek three times the amount of such Severance Benefits in a legal action.
     16. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining

Mr. Gary V. Klinefelter
March 30, 2007

provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.
     17. Other agreements. Like all Company employees, you may in the future be required, in the Company’s reasonable discretion, to execute agreements relating to other Company policies or substantive matters.
     I look forward to continuing to work together.
Sincerely,

Douglas D. Burkett, Ph.D.
CEO and President
Statement of Acceptance:
     I have read the foregoing Agreement and agree to its terms.

Dated: 4/12/07	/s/ Gary V. Klinefelter
Gary V. Klinefelter